EXHIBIT 11

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                                Years Ended December 31,
                                                ------------------------
                                                  2002            2001
                                                  ----            ----

Weighted average shares of common stock
  outstanding during the year                     2,669,385     1,901,027

Shares of common stock issuable in connection
  with assumed exercise of options under the
  treasury stock method                              52,456          --
                                                     ------       -------

Total                                             2,721,841     1,901,027
                                                  =========     =========

Net income (loss)                               $   530,124   $   (93,687)
                                                ===========   ===========

Per share amount - basic                        $      0.20   $     (0.05)

Per share amount - diluted                      $      0.19   $     (0.05)